Exhibit 99.2

NGL Energy Partners LP Announces Agreement with Downeast Energy Corporation

TULSA, Okla.—(BUSINESS WIRE) April 23, 2012— NGL Energy Partners LP (NYSE: NGL) today announced the signing of an agreement with Downeast Energy Corporation to acquire assets located in Maine and New Hampshire for a combination of cash and NGL Common Units.

“Downeast is a customer focused operation which has a long history of serving the energy needs of over 50,000 customers in the New England markets” according to H. Michael Krimbill, Chief Executive Officer of the Partnership. “They deliver approximately 12 million gallons of retail propane volume, and 28 million gallons of distillate volume annually.”

Downeast Energy has 14 offices in southern and central Maine and Dover, New Hampshire and has been owned by the Morrell family for over 80 years. John Peters has been with the company for 31 years and will remain as President of Downeast.  “Choosing the right strategic partner enables us to continue our outstanding customer service, enhances security of supplies and provides additional opportunities for our employees.  We believe we have made a great decision for everyone”, according to Mr. Peters.

The transaction is subject to Hart-Scott-Rodino Act approval and is expected to close at the end of April or early May.

A conference call to discuss the Downeast transaction is scheduled for 1:00pm Central Time on April 24, 2012.  Analysts, investors and other interested parties may access the conference call by dialing (800) 573-4754 and providing access code 38975988.  An audio reply of the conference call will be available for 7 days beginning at 3:00pm Central Time on April 24, 2012, and can be accessed by dialing (888) 286-8010 and providing access code 55738995.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. The Partnership owns and operates a vertically integrated energy business with three operating segments: midstream, wholesale supply and marketing and retail propane. The Partnership completed its initial public offering in May 2011. For further information visit the Partnership’s website atwww.nglenergypartners.com.

About Downeast Energy

All offices are staffed with experienced energy advisors specializing in home heating oil, propane and equipment. For more information, please visit www.downeastenergy.com.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including statements relating to the expected accretive value of the transaction and the estimated closing date. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website awww.nglenergypartners.com.  Source: NGL Energy Partners LP

Contacts

NGL Energy Partners LP

Craig S. Jones, (918) 477-0532

Chief Financial Officer

Craig.jones@nglep.com